Exhibit 99.2

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation Jennifer Bilotti (610) 941-4020 www.genaera.com	The Trout Group/BMC Communications Jonathan Fassberg ext. 16 (investor inquiries) Brad Miles ext. 17 (media inquiries) (212) 477-9007

Genaera Announces LOMUCIN™ Preclinical Presentation on Gastrointestinal Benefits

in Cystic Fibrosis Distal Intestinal Obstruction Syndrome

Plymouth Meeting, PA, October 16, 2003 /PRNewswire/—Genaera Corporation (NASDAQ: GENR) announced today the presentation of preclinical results for its mucoregulator drug, LOMUCIN™, at the North American Cystic Fibrosis Conference in Anaheim, California.

The preclinical results are being presented by Lane Clark, D.V.M., Ph.D. of the University of Missouri, and are entitled “LOMUCIN™ (Talniflumate) Treatment Increases Survival in a CF Mouse Model of Distal Intestinal Obstructive Syndrome (DIOS).” The results demonstrated significantly improved survival of cystic fibrosis mice treated with LOMUCIN compared to placebo or ibuprofen control groups. The conclusion is that oral LOMUCIN may be effective for treating the distal intestinal obstructive syndrome associated with cystic fibrosis.

Background on LOMUCINTM and the Mucoregulator Program

Clinical development of LOMUCIN for cystic fibrosis is supported by an initial Therapeutics Development Grant of up to $1.7 million from Cystic Fibrosis Foundation Therapeutics (CFFT), the nonprofit drug development affiliate of the Cystic Fibrosis Foundation (www.cff.org). Extensive consultation and intellectual support was provided by CFFT and its Therapeutics Development Network.

The mucoregulator program is Genaera’s second product development program based on its genomics discoveries. Based on the role of the hCLCA1 chloride channel in respiratory diseases, such as cystic fibrosis, the Company has developed LOMUCIN. LOMUCIN is intended to block the hCLCA1-dependent mucus overproduction present in respiratory and sinus disorders, and thereby provide a new strategy for opening the airways and easing breathing in patients with these diseases.

LOMUCIN is a known compound, talniflumate, which was discovered, developed and marketed as an anti-inflammatory drug by Laboratorios Bago of Buenos Aires, Argentina, the leading independent pharmaceutical company in South America. Talniflumate has been approved and marketed for almost 20 years in Argentina, and selected other countries excluding the United States, Europe, and Japan. The effects of talniflumate in blocking hCLCA1 and mucus overproduction were discovered by Genaera scientists who have submitted patent applications protecting the novel uses of talniflumate as a mucoregulator. Genaera has an exclusive agreement with Laboratorios Bago to develop and commercialize LOMUCIN as a new chemical entity and mucoregulator drug in all major pharmaceutical markets including the United States, Europe, and Japan.

There is an extensive unmet medical need for a therapy that can prevent abnormal mucus production. Chronic sinusitis is one of the most common reasons for physician visits in the United States, with about 35 million cases per year. It is thought that many of the symptoms of chronic sinusitis result from excess mucus production. According to the National Institute of Allergies and Infectious Disease (NIAID) and the American Lung Association, there are more than 65 million patients suffering from diseases where mucus overproduction may be hCLCA1 mediated, including 15 million patients with chronic bronchitis and other forms of chronic obstructive pulmonary disease (COPD), 17 million asthmatics, and 35 million respiratory allergy sufferers. Mucus overproduction and small airway plugging is one of the hallmarks of asthma and excess mucus production is also associated with COPD, chronic bronchitis, and cystic fibrosis.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenic treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. Please visit our web site at www.genaera.com for more information on Genaera.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.